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                                                                    EXHIBIT 23.1
                                                                    ------------


                         CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this registration statement of Tefron Ltd. on Form S-8 (relating to the registration of shares to be used under the Tefron Ltd. 1997 Share Option Plan) of our report dated February 27, 2003 relating to the consolidated financial statements of Tefron Ltd. and subsidiaries as of December 31, 2002 and for the year ended December 31, 2002, which are included in the Tefron Ltd. Annual Report on Form 20-F filed April 2, 2003.


/s/ Kost Forer & Gabbay
Kost Forer & Gabbay
A Member of Ernst & Young Global
Tel Aviv, Israel
January 5, 2004